Exhibit 15.2

Our ref            KKZ/749062-000002/19663473v1

FIRST HIGH-SCHOOL EDUCATION GROUP CO., LTD.

No.1, Tiyuan Road,

Xishan District,

Kunming, Yunnan Province 650228

People’s Republic of China

22 April 2021

Dear Sir and/or Madam

FIRST HIGH-SCHOOL EDUCATION GROUP CO., LTD.

We have acted as legal advisers as to the laws of the Cayman Islands to FIRST HIGH-SCHOOL EDUCATION GROUP CO., LTD., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2020 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP